Exhibit 10.28
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                         LEONARD, MULHERIN GREENE, P.C.
               Certified Public Accountants & Business Consultants
                           Sixty-Three Chatham Street
                           Boston, Massachusetts 02109
                              ---------------------
                            Telephone: (617) 248-6500
                           Telecopier: (617) 248-6501



October 23, 1996

Mr. Robert Schulhof, President
Omega Orthodontics, Inc.
3621 Silver Spur Lane
Acton, CA 93520

Dear Bob:

We are pleased to confirm our understanding of the nature and limitations of the services we are to provide for Omega Orthodontics, Inc.

Edward M. Mulherin, CPA, Esquire will act as controller and interim chief financial officer for the corporation until January 31, 1996 or otherwise agreed upon. The range of services we are to provide include:

o Review financial information for potential acquisition targets, convert to accrual based GAAP financials, as required. Prepare workpapers and supporting documentation for audit firm.

o Participate in drafting IPO prospectus, resolve SEC issues and act as liaison between corporation and accounting firm.

o    Participate in drafting of projections and forecasts for public offering.

o    Review tax issues, prepare federal and state tax returns.

o    Document and implement corporate accounting software, as needed.

o    Assist with hiring of full-time CFO/controller.

We will not express an opinion on Omega Orthodontics, Inc.'s financial statements or any elements, accounts or items thereof.

We would discount our standard hourly rates as follows:

                        Standard Rate             Discount Fee
Partner (EMM)             $ 125                       $ 100
Manager                   $  80                       $  70
Staff                     $  60                       $  50

We would be willing to make the same investment in Omega Orthodontics, Inc. as the Company's recently issued "bridge" financing. Based on initial discussions I estimate that the time and billing required to perform the above services by myself and my staff will be at least $50,000. We would be willing to defer payment of this amount until the Company's initial public offering. In exchange, we would receive a 15% return on the investment and stock options for 10,000 shares of the Company's stock. Any out-of-pocket costs for travel, etc. would be aid as incurred. In addition, any billing over $50,000 would be paid as incurred.

We appreciate the opportunity to assist you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us. If the need for additional services arises, our agreement with you will be revised. It is customary for us to enumerate these revisions in an addendum to this letter.

Very truly yours,


/s/  Edward M. Mulherin
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Edward M. Mulherin, CPA, Esq.
Leonard, Mulherin & Greene, P.C.

EMM/bjt

RESPONSE:

This letter correctly sets forth the understanding of Omega Orthodontics, Inc.

By:  /s/     Robert J. Schulhof
     --------------------------
      Robert J. Schulhof

Title:  President

Date: 10/23/96